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                                                                    EXHIBIT 12.1

RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (000'S)

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
                                                           For the Year Ended            For the Ten   For the Year  For the Nine
                                               ----------------------------------------  Months Ended     Ended      Months Ended
                                               February 29,  February 28,  February 28,  December 31,  December 31,  September 30,
                                                   1996          1997          1998         1998          1999           2000
                                               ------------  ------------  ------------  ------------  ------------  -------------
Income (loss) from continuing operations
  before other items .........................    (43,757)     (95,608)      (196,364)     (492,166)     331,179       (1,500,363)

Fixed charges and preferred stock dividends:

Interest, whether expensed or capitalized ....     36,045       79,659        124,288       163,227      399,999          637,145
Preferred stock dividend requirements ........        232        1,221          1,271         1,623       18,392           38,726
                                                  -------      -------       --------      --------      -------       ----------
Total fixed charges and preferred stock
  dividends ..................................     36,277       80,880        125,559       164,850      418,391          675,871

Adjusted earnings (losses) ...................     (7,480)     (14,728)       (70,805)     (327,316)     749,570         (824,492)
Fixed charges and preferred stock dividends ..     36,277       80,880        125,559       164,850      418,391          675,871
                                                  -------      -------       --------      --------      -------       ----------
Ratio of earnings to fixed charges and
  preferred stock dividends ..................         --           --             --            --         1.79               --
Dollar amount of coverage deficiency .........    (43,757)     (95,608)      (196,364)     (492,166)          --       (1,500,363)
                                                  -------      -------       --------      --------      -------       ----------
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